UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 1, 2004

Pioneer Companies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-31230	06-1215192
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

700 Louisiana, Suite 4300, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 570-3200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     On December 1, 2004, Pioneer Companies, Inc. (the “Company”) entered into an Underwriting Agreement (the “Agreement”) with CRT Capital Group LLC (the “Underwriter”) providing for the sale of 1,000,000 shares (the “Firm Shares”) of the Company’s common stock, par value $0.01 per share, to the Underwriter at a price of $20.62 per share. The Company has also granted to the Underwriter an option to purchase up to an additional 100,000 shares of Common Stock (collectively with the Firm Shares, the “Shares”) to cover over-allotments, if any. The sale of the Firm Shares will result in net proceeds to the Company of approximately $20.3 million ($22.4 million if the Underwriter exercises its over-allotment option in full), after deducting estimated expenses.

     The offering of the Shares has been registered on Form S-3 (File No. 333-118891), filed with the Securities and Exchange Commission on September 9, 2004 pursuant to the Securities Act of 1933, as amended.

Item 7.01 Regulation FD Disclosure.

     As disclosed in the prospectus supplement relating to this offering, the Company has no current intent to issue additional common stock pursuant to such registration statement.

Item 9.01. Financial Statements and Exhibits

     (c) Exhibits.

Exhibit number	Description
1.1	Underwriting Agreement between Pioneer Companies, Inc. and CRT Capital Group LLC dated December 1, 2004.

99.1	Press Release Announcing Pioneer’s Pricing of Common Stock Offering dated December 1, 2004.

SIGNATURES

                         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIONEER COMPANIES, INC.
By:	/s/ Kent R. Stephenson
Kent R. Stephenson
Vice President, General Counsel and Secretary

Dated: December 1, 2004

Exhibit Index

Exhibit number	Description
1.1	Underwriting Agreement between Pioneer Companies, Inc. and CRT Capital Group LLC dated December 1, 2004.

99.1	Press Release Announcing Pioneer’s Pricing of Common Stock Offering dated December 1, 2004.